Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI, INC. REPORTS FIRST QUARTER EARNINGS
Favorable Business Trends Continue; Guidance is Affirmed

Tempe, AZ – May 4, 2004 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported its financial results for the first quarter ended March 31, 2004.

First Quarter 2004 vs. First Quarter 2003

•	Total revenues increased 8.2% to $36.5 million from $33.7 million;

•	Lease revenues increased 8.2% to $32.1 million from $29.7 million;

•	Sales revenues rose 8.8% to $4.2 million from $3.9 million;

•	Lease revenues comprised 88.0% of total revenues as it did in Q1 2003;

•	Operating income was up 7.9% to $10.3 million from $9.5 million;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) rose 9.2%, to $13.2 million from $12.1 million;

•	Net income was $3.2 million or $0.22 per diluted share compared to $3.8 million or $0.27 per diluted share in Q1 2003. Net income during the first quarter of 2004 was affected by approximately $0.06 per share in higher interest expense related to the issuance of the Company’s 9.5% Senior Notes in June 2003.

Other First Quarter Highlights

•	Internal growth (the increase in leasing revenues at locations open one year or more, excluding growth from acquisitions at such locations) was approximately 8% compared to 7% in Q4 2003 and 6% in Q3 2003;

•	The average utilization rate was 76.2% compared to 75.5% in Q1 2003;

•	Yield (total lease revenues per unit on rent) was 0.6% ahead of last year’s first quarter, and the average number of units on rent was up 7.6%;

•	Total containers on lease at the branches established in 2002 rose 42.4% compared to last year’s first quarter.

Business Overview

Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “The first quarter, while historically our weakest, produced results ahead of our expectations. Many key business indicators showed marked improvement from the corresponding period one year earlier and/or the immediately preceding quarter. Most notably, our internal growth rate of 8% is ahead of our fourth quarter 2003 rate of 7%, which was also our projected annualized rate for 2004. The two most critical contributors were the 7.6% growth in average units on rent and the 0.6% improvement in yield. This is the third consecutive quarter in which our internal growth rate was ahead of the rate for the immediately preceding quarter and our second consecutive quarter in which our yield compares favorably with the prior year period.”

(more)

Mobile Mini, Inc. News Release May 4, 2004	Page 2

Mr. Bunger further stated, “We have reason to be optimistic that these favorable trends will continue in future quarters. In late February, we reported that business conditions were improving measured by a 7.5% growth rate in units on lease at February 15th as compared to units on lease on the same date one year earlier. In late April, our year-over-year growth rate measured in units on lease had accelerated to nearly 9%. With four months under our belt, it appears that the turnaround in our core, non-construction, commercial, industrial and institutional business is in fact underway. These customers, which represented approximately two-thirds of our units on lease in 2003, are less concerned with price and more interested in service, product features and security. In addition, their need for storage or additional office space is typically stable as compared to the stop and start nature of holiday retail and construction industry customer demands.”

Favorable Trends Continue

He went on to say, “Furthermore, it appears that the tide is turning in the right direction for non-residential construction after nearly three years of decline. This is what we are learning from a number of our branches, confirmed by other organizations that serve the non-residential construction market. A resurgence in non-residential construction would stimulate growth in containers on lease, utilization rate, possibly rental rates, and most assuredly would drive our lease revenue higher. Our non-residential construction business, while better than a year ago, is still well below optimum levels. If, as we hope, this trend spreads and builds momentum in more geographic regions where we have branches, we will be able to further leverage our current branch infrastructure by increasing containers on lease at our existing branches, which produces 73% EBITDA margins and 59% pretax margins on incremental leasing revenues. This is further explained in the description of our business model below.”

The Business Model

Mobile Mini’s business model involves substantial fixed costs at all of its 47 locations in order maintain the infrastructure necessary to support growth. Operating margins increase when the number of containers on lease at existing locations increases. Newer locations, which are the catalyst for growth in lease revenue and earnings as they mature, typically generate lower operating margins than the branch average, until they ramp up their number of containers on lease. The table below shows operating margins and the return on the invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established. It also shows that older branches produced healthy returns on invested capital.

	After Tax Return on Invested
	Capital (NOPLAT)		Operating Margin %
Year Branch	Pro Forma (1)		(after corporate allocation)
Established	12 months ended March 31,		3 months ended March 31,
	2003	2004	2003	2004
Pre-1998	15.4%	14.3%	38.0%	35.5%
1998	14.8%	14.4%	38.0%	39.1%
1999	7.0%	6.1%	14.7%	15.5%
2000	8.1%	9.1%	23.2%	25.2%
2001	5.7%	7.3%	12.0%	17.0%
2002	4.5%	3.6%	(12.7)%	8.2%
2003	N/A	N/A	N/A	(20.5)%
All Branches	12.0%	11.0%	28.2%	28.1%

(1) NOPLAT is presented on a pro forma basis, which excludes our Florida litigation expenses incurred in 2003. Litigation expense represents the judgment and interest, as well as legal and other costs expensed during the period, related to the defense of the Florida litigation (Nuko Holdings I, LLC v. Mobile Mini) and related litigation.

Mobile Mini, Inc. News Release May 4, 2004	Page 3

Larry Trachtenberg, Executive Vice President & CFO noted, “Our stronger than expected first quarter revenues and operating results and early second quarter trends give us the confidence to reiterate our 2004 earnings guidance of between $1.20 and $1.25 per diluted share and EBITDA of between $61 million and $62 million. Note though that if the business recovery across our various customer segments, particularly the non-residential construction segment, is sustainable, we would expect results at the higher end of guidance or better.”

Discussing the second quarter, Mr. Trachtenberg stated, “We are looking for net income of at least $.25 per diluted share compared to last year’s pro forma $.30 per diluted share, which excludes last year’s non-recurring litigation and debt restructuring expense. This equates to EBITDA of $14 million in this year’s second quarter compared to $13 million during last year’s second quarter, prior to the aforementioned litigation expense. Second quarter 2004 earnings per share will again be negatively affected, as compared with second quarter 2003, by approximately $0.06 in additional interest expense related to the issuance of the Senior Notes in June 2003.”

EBITDA and pro forma financial measures, including those that are forward-looking, may be non-GAAP financial measures as defined by Securities and Exchange Commission rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.

Conference Call

As previously announced, Mobile Mini will host a conference call today, Tuesday, May 4th at 12 noon EDT to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 92,000 portable storage units and portable offices. The Company currently has 47 branches and operates in 27 states and one Canadian province. For three consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and earnings estimates for 2004, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

(See Accompanying Tables)

Mobile Mini News Release May 4, 2004	Page 4

Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except for earnings per share amounts)

	Three Months Ended
	March 31,
	2004	2003
Revenues:
Leasing	$32,147	$29,704
Sales	4,198	3,860
Other	178	178

Total revenues	36,523	33,742

Costs and expenses:
Cost of sales	2,715	2,454
Leasing, selling and general expenses	20,579	19,172
Depreciation and amortization	2,979	2,617

Total costs and expenses	26,273	24,243

Income from operations	10,250	9,499
Other income (expense):
Interest income	—	1
Interest expense	(4,991)	(3,216)

Income before provision for income taxes	5,259	6,284
Provision for income taxes	2,104	2,451

Net income	$3,155	$3,833

Earnings per share:
Basic	$0.22	$0.27

Diluted	$0.22	$0.27

Weighted average number of common and common share equivalents outstanding:
Basic	14,353	14,294

Diluted	14,532	14,383

Number of shares outstanding	14,353	14,295

EBITDA	$13,229	$12,117

Mobile Mini News Release May 4, 2004	Page 5

Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except share amounts)

	March 31, 2004	December 31, 2003
	(unaudited)	(audited)
ASSETS
Cash	$405	$97
Receivables, net	14,941	15,907
Inventories	16,961	15,059
Lease fleet, net	391,967	382,754
Property, plant and equipment, net	34,622	34,507
Deposits and prepaid expenses	7,142	7,166
Other assets and intangibles, net	6,832	7,083
Goodwill	52,497	52,507

Total assets	$525,367	$515,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$6,006	$7,179
Accrued liabilities	20,418	30,641
Line of credit	106,301	89,000
Notes payable	1,255	1,610
Senior notes	150,000	150,000
Deferred income taxes	49,226	47,357

Total liabilities	333,206	325,787

Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value, 95,000,000 shares authorized, 14,353,103 and 14,352,703 issued and outstanding at March 31, 2004 and December 31, 2003, respectively	144	144
Additional paid-in capital	116,961	116,956
Retained earnings	75,451	72,295
Accumulated other comprehensive loss	(395)	(102)

Total stockholders’ equity	192,161	189,293

Total liabilities and stockholders’ equity	$525,367	$515,080

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		www.theequitygroup.com
(480) 894-6311
www.mobilemini.com

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